Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 19, 2016, Motorola Solutions, Inc. (the "Company") completed the acquisition of Guardian Digital Communications Limited ("GDCL"), a holding company of Airwave Solutions Limited ("Airwave"), the largest private operator of a public safety network in the world. All of the outstanding equity of GDCL was acquired for the sum of £1, after which the Company invested into GDCL cash of £753 million to settle all third party debt. The Company will make a deferred cash payment of £64 million on November 15, 2018. The transaction was funded with a $675 million term loan and approximately $400 million of international cash on hand.
The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and GDCL’s historical consolidated financial statements as adjusted to give effect to the Company’s February 19, 2016 acquisition of GDCL and the related financing transactions. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2015 combine the historical consolidated statements of operations of the Company and GDCL, giving effect to the acquisition of GDCL as if it had occurred on January 1, 2015, the first day of the fiscal year ended December 31, 2015. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2015 combines the historical consolidated balance sheets of the Company and GDCL, giving effect to the acquisition of GDCL as if it had occurred on December 31, 2015.
The Company and GDCL have different fiscal year ends. For the purpose of presenting these pro forma financial statements, we used the financial statements for our fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission (“SEC”) in our most recent Annual Report. We have adjusted GDCL’s historical financial information for the year ended June 30, 2015 to include the six month interim period ended December 31, 2015 and subtracted the comparable six month interim period ended December 31, 2014. We combined this GDCL unaudited historical financial information for the twelve months ended December 31, 2015 with our fiscal year ended December 31, 2015 financial information to prepare the pro forma financial statements.
The valuation of assets acquired and liabilities assumed in the acquisition has not yet been finalized. As a result, the Company recorded preliminary estimates of the fair value of assets acquired and liabilities assumed as of the acquisition date. The final allocation could differ materially from the preliminary allocation. The final allocation may include: (i) changes in fair values of property, plant and equipment, (ii) changes in allocations to intangible assets such as trade names, customer relationships, and goodwill, and (iii) other changes to assets and liabilities.
The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and GDCL's historical information included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2015

(In millions, except par value)	Motorola Solutions, Inc. Historical	GDCL Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$1,980	$41	$(1,076)	(a)	$2,004
			673	(b)
			390	(c)
			(4)	(d)
Accounts receivable, net	1,362	78	—		1,440
Inventories, net	296	1	—		297
Other current assets	954	—	(4)	(e)	560
			(390)	(c)
Current assets held for disposition	27	—	—		27
Total current assets	4,619	120	(411)		4,328
Property, plant and equipment, net	487	513	—		1,000
Investments	231	—	—		231
Deferred income taxes	2,278	82	—	—	2,360
Goodwill	420	—	301	(f)	721
Other assets	271	543	109	(g)	927
			4	(d)
Non-current assets held for disposition	40	—	—		40
Total assets	$8,346	$1,258	$3		$9,607
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$4	$229	$(229)	(h)	$4
Accounts payable	518	74	—		592
Accrued liabilities	1,671	95	(33)	(i)	1,759
			17	(j)
			(4)	(e)
			13	(k)
Total current liabilities	2,193	398	(236)		2,355
Long-term debt	4,345	2,682	(2,682)	(h)	5,018
			673	(b)
Other liabilities	1,904	317	(90)	(i)	2,343
			(17)	(j)
			84	(l)
			145	(m)
Stockholders’ Equity
Preferred stock, $100 par value	—	—	—		—
Common stock, $.01 par value:	2	—	—		2
Authorized shares: 600.0
Issued shares: 12/31/15—174.5; 12/31/14—220.5
Outstanding shares: 12/31/15—174.3; 12/31/14—219.8
Additional paid-in capital	42	—	—		42
Retained earnings	1,716	(2,139)	2,139	(n)	1,692
			(13)	(k)

			(11)	(c)
Accumulated other comprehensive income (loss)	(1,866)	—	11	(c)	(1,855)
Total Motorola Solutions, Inc. stockholders’ equity (deficit)	(106)	(2,139)	2,126		(119)
Noncontrolling interests	10	—	—		10
Total stockholders’ equity (deficit)	(96)	(2,139)	2,126		(109)
Total liabilities and stockholders’ equity	$8,346	$1,258	$3		$9,607
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2015

(In millions, except per share amounts)	Motorola Solutions, Inc. Historical	GDCL Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales from products	$3,676	$—	$(2)	(a)	$3,674
Net sales from services	2,019	656	(19)	(a)	2,604
			(33)	(b)
			(19)	(c)
Net sales	5,695	656	(73)		6,278
Costs of products sales	1,625	—	—		1,625
Costs of services sales	1,351	410	(21)	(a)	1,740
Costs of sales	2,976	410	(21)		3,365
Gross margin	2,719	246	(52)		2,913
Selling, general and administrative expenses	1,021	34	—		1,055
Research and development expenditures	620	—	—		620
Other charges	84	598	(91)	(d)	1,075
			(15)	(e)
			1	(f)
			526	(g)
			(28)	(h)
Operating earnings (loss)	994	(386)	(445)		163
Other income (expense):
Interest income (expense), net	(173)	(192)	190	(i)	(195)
			(5)	(j)
			(15)	(k)
Gains on sales of investments	107	—	—		107
Other	(11)	—	—		(11)
Total other income (expense)	(77)	(192)	170		(99)
Earnings (loss) from continuing operations before income taxes	917	(578)	(275)		64
Income tax expense (benefit)	274	(28)	25	(l)	271
Earnings (loss) from continuing operations	643	(550)	(300)		(207)
Less: Earnings attributable to noncontrolling interests	3	—	—		3
Amounts attributable to Motorola Solutions, Inc. common stockholders:
Earnings (loss) from continuing operations, net of tax	$640	$(550)	$(300)		$(210)
Earnings (loss) from continuing operations per common share:
Basic:	$3.21	—	$—	(m)	$(1.05)

Diluted:	$3.17	—	$—	(m)	$(1.04)

Weighted average common shares outstanding:
Basic	199.6	—	—		199.6
Diluted	201.8	—	—		201.8
See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars in millions, except as noted)

1.	Basis of Presentation
The Unaudited Pro Forma Condensed Combined Balance Sheet combines the Company and GDCL's historical consolidated condensed balance sheets as of December 31, 2015.
 The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2015 combines the historical year ended December 31, 2015 results for the Company and the twelve months ended December 31, 2015 for GDCL to conform to the Company’s fiscal year-end.
The historical consolidated condensed financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are: (i) directly attributable to the business combination, (ii) factually supportable, and (iii) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.
 Certain reclassifications were made to conform to the Company’s financial statement presentation. These reclassifications primarily consist of reclassifying $187 million of intangible amortization expense from its presentation with GDCL's historical statement of operations within Costs of services sales into Other charges and reclassifying $74 million of employee compensation expense from its historical presentation within Selling, general and administrative expenses into Costs of services sales.
The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of GDCL’s assets acquired and liabilities assumed and conformed the accounting policies of GDCL to its own accounting policies.
After reviewing the preparation of GDCL's financial statements in accordance with International Financial Reporting Standards ("IFRS"), the Company has determined there are no material pro forma adjustments to conform GDCL's financial statements to U.S. Generally Accepted Accounting Principles ("GAAP").
The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The condensed combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of GDCL as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

2.    Foreign Currency Conversion Adjustments
The historical financial information of GDCL was prepared in British Pounds Sterling. The historical financial information was translated from British Pounds Sterling to U.S. dollars using the following historical exchange rates:

£ / $
Average exchange rate for the year ended December 31, 2015 (Statement of Operations)	1.5285
Period end exchange rate as of December 31, 2015 (Balance Sheet)	1.4808

3.    Pro Forma Adjustments for the Condensed Combined Balance Sheet
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet:

(a) To record net cash proceeds of $1.1 billion paid to acquire GDCL, based upon cash paid of £753 million, net of cash acquired of £27 million had the transaction closed on December 31, 2015. The amounts have been translated using the period end exchange rate as of December 31, 2015 as discussed in Note 2 above.

(b) To reflect net proceeds of $673 million (net of $2 million of financing fees) borrowed under a term loan to finance the acquisition of GDCL. The term loan accrues interest at a variable rate indexed to LIBOR. Interest expense on the term loan is payable semi-annually in May and November.

(c) To reflect cash proceeds of $390 million from the liquidation of available-for-sale securities used to fund the acquisition. An unrealized loss of $11 million on the available-for-sale securities as of December 31, 2015 was reclassified from Accumulated other comprehensive income (loss) to Retained earnings.

(d) To reflect $4 million of insurance premiums paid in conjunction with a representations and warranty insurance policy entered into in conjunction with the acquisition.

(e) To eliminate intercompany transactions recorded in the historical financial statements attributable to transactions between the Company and Airwave. A total of $4 million was eliminated from each of Other current assets and Accrued liabilities, representing advance payments made by Airwave for services to be performed subsequent to the acquisition date.

(f) To record goodwill associated with the GDCL acquisition based on the acquired net asset position at December 31, 2015 using the period end exchange rate.

(g) To adjust the fair value of intangible assets acquired by $109 million from the book value of intangible assets as reported in GDCL's historical financial statements to the fair value of acquired intangible assets as determined in our preliminary valuation analysis of acquired assets. The following table summarizes the estimated fair values of GDCL's identifiable intangibles assets:

	Estimated Fair Value	Period End Exchange Rate £ / $	Estimated Fair Value	Estimated Useful Life in Years
Trade names	£20	1.4808	$30	7
Customer relationships	420	1.4808	622	7
Historical book value of intangible assets			(543)
Net pro forma adjustment			$109
The fair value of trade names and customer relationships were valued under the income approach. Customer relationships were valued under the excess earnings method which assumes that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable specifically to the intangible asset. Trade names were valued under the relief from royalty method, which assumes value to the extent that the acquired company is relieved of the obligation to pay royalties for the benefits received from them.

(h) To reflect the extinguishment of all third party debts as historically presented in the GDCL historical financial statements. An adjustment was made to eliminate current and non-current portions of long-term debt of $229 million and $2.7 billion, respectively.

(i) To record the fair value adjustment to deferred revenues acquired from GDCL. The fair value of deferred revenue is determined based on the estimated costs to fulfill remaining performance obligations plus a reasonable profit margin as of December 31, 2015. The fair value adjustment to deferred revenue will reduce revenues during a period of time following the acquisition.

(j) In advance of the acquisition of GDCL, the Company entered into certain agreements with the Home Office of the United Kingdom Government to bring resolution to the following open matters, including: i) resolved certain commercial matters under dispute with Airwave, including negotiation of reduced contract pricing, ii) arranged for settlement payments of £51 million to be made through December 31, 2019 representing the reduction to contracted pricing over the associated service periods, and iii) extended the existing contractual arrangements through 2019.
As a result of the agreement, we have committed to future payment obligations which have been recorded at fair value based on the net present value of the obligation of $70 million, of which approximately $36 million is due within one year. The net present value has been calculated using a discount rate of 4.2%, which is reflective of the credit standing of the combined entity. Offsetting this amount is a reduction of deferred revenue of $70 million, representing the pricing discounts to be recorded as a reduction of revenue on a straight-line basis over the associated service period. The annual amortization of this amount is approximately $19 million, as reflected in note (c) to the Pro Forma Adjustments to the Condensed Combined Statement of Operations. A net adjustment of $17 million is recorded within Accrued liabilities and Other liabilities representing the excess of short-term payments owed under the agreement within the first twelve months, as compared to the amortization of the fee discounts over the service period.

(k) To record transaction costs incurred by the Company subsequent to December 31, 2015 totaling $13 million. These costs are not reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations as these costs are non-recurring and are directly related to the acquisition. The amounts have been recorded as an adjustment to Accrued liabilities and Retained earnings as of December 31, 2015.

(l) To record the deferred payment of consideration of £64 million due to the former owners of GDCL on November 15, 2018. The deferred payment obligation is recorded at fair value, estimated based on the net present value of the payment obligation on the date of acquisition. The net present value has been calculated using a discount rate of 4.2%, which is reflective of the credit standing of the combined entity, and translated into U.S. dollars using the period end exchange rate as of December 31, 2015.

(m) The recognition of deferred tax liabilities represents the expected future tax consequences of differences between the fair values of the assets acquired and liabilities assumed. The identified deferred tax liabilities primarily relate to future amortization of intangible assets, for which the amortization expense is not deductible for tax purposes.

(n) To eliminate GDCL's historical accumulated losses.

4.    Pro Forma Adjustments for the Condensed Combined Statement of Operations
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:

(a) To eliminate historical sales transactions between the Company and GDCL. Net sales from products of $2 million and services of $19 million within the Company's historic results were offset with Cost of service sales within GDCL's historic results.

(b) To record the reduction to Net sales from services as a result of the fair value adjustment recorded to deferred revenue acquired from GDCL. After acquisition, the adjustment will have a continuing effect and will reduce revenue related to the assumed performance obligations as the services are provided over approximately four years. On a forward looking basis, the impact of this fair value adjustment will decrease year over year as the underlying performance obligations are satisfied.

(c) To record the amortization of settlement amounts to be paid under the Agreement reached with the United Kingdom Government and Home Office as mentioned in note (j) to the Pro Forma Adjustments for the Condensed Combined Balance Sheet. Amortization has been recorded on a straight-line basis over the term of the services, representing the negotiated pricing discounts through December 31, 2019.

(d) To record the adjustment to amortization of intangible assets based on the fair value adjustment to acquired intangible assets during the preliminary valuation as follows:

	Estimated Fair Value	Estimated Useful Life in Years	Annual Amortization Expense	Average Exchange Rate £ / $	Year ended December 31, 2015 Amortization Expense
Trade names	£20	7	£3	1.5285	$4
Customer relationships	420	7	60	1.5285	92
Historical amortization expense					(187)
Net pro forma adjustment					$(91)
Intangible amortization expense is amortized on a straight-line basis and has been translated using the average exchange rate for the year ended December 31, 2015. A five percent increase or decrease in the intangible asset fair values would result in an approximate increase or decrease to intangible amortization expense of $5 million for the year ended December 31, 2015.

(e) To eliminate $15 million of non-recurring transaction costs recorded in the Company's and GDCL's historic results in connection with the transactions, of which $14 million was recorded in the historic results of GDCL and $1 million was recorded in the historic results of the Company for the year ended December 31, 2015.

(f) To reflect amortization of insurance premiums paid on the representations and warranty insurance policy entered into in conjunction with the acquisition as referenced at note (d) in the Pro Forma Adjustments to the Condensed Combined Balance Sheet.

(g) To adjust the effects of a $526 million gain on the extinguishment of a parent company loan owed to former owners of GDCL as reflected within the historic results. The adjustment has been recorded on the basis that the gain was unusual, non-recurring and directly attributable to the imminent acquisition of GDCL by the Company.

(h) To adjust the effects of a $28 million loss on the formal release of GDCL's former owners from their liability related to corporation tax losses surrendered, as reflected within the historic results of GDCL. The adjustment has been recorded on the basis that the loss was unusual, non-recurring and directly attributable to the imminent acquisition of GDCL by the Company.

(i) To eliminate the historical interest expense associated with third party debts of $190 million recorded in the historic results of GDCL.

(j) To reflect the accretion of interest expense on acquired financial liabilities valued at net present value as of the acquisition date. See discussion of these acquired financial liabilities and the fair value adjustments in notes (j) and (l) to the Pro Forma Condensed Combined Balance Sheet.

(k) To reflect the estimated interest expense and amortization of debt issuance costs associated with the financing of the acquisition:

Year ended December 31, 2015
Interest expense on variable rate term loan debt	$(14)
Amortization of debt issuance costs	(1)
Pro forma adjustments to interest expense	$(15)
The term loan accrues interest at a variable rate indexed to LIBOR. The pro forma adjustment of interest expense on the variable rate financing uses an interest rate of 2.0% which represents the rate based on the LIBOR index at the inception of the loan. The annual interest expense on the term loan is estimated to be $14 million under the 2.0% interest rate, representing our pro forma adjustment. If the variable interest rate was to change by 1/8%, the impact on income would be approximately $1 million. Debt issuance costs associated with the term loan are $2 million which will be amortized over the term of the loan agreement on a straight-line basis.

(l) To reflect tax effects of adjustments (a) through (l) at the statutory rate of 35% for the United States and 20% for the United Kingdom. The effective tax rate of the combined company could be significantly different depending on the mix of post-

acquisition income and other activities.
(m) Pro forma earnings per share for the year ended December 31, 2015 has been recalculated to show the impact of the acquisition of GDCL's income on a basic and diluted shares outstanding basis for the Company.

5.    Other Exceptional Item
The Company did not adjust the effects of an $884 million (or £578 million) goodwill impairment charge reported in the historic results of GDCL on the basis that the goodwill impairment charge was not directly attributable to the acquisition of GDCL by the Company. However, this goodwill impairment charge should be highlighted as unusual and non-recurring.

6.    Preliminary Purchase Price Allocation
The Company has performed a preliminary valuation analysis of the fair market value of GDCL's assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date of February 19, 2016 using a spot rate of 1.4342:

Cash	$86
Accounts receivable, net	55
Other current assets	36
Property, plant and equipment, net	481
Deferred income taxes	79
Intangible assets	631
Accounts payable	(18)
Accrued liabilities	(184)
Other liabilities	(254)
Goodwill	170
Total consideration	$1,082
Net present value of deferred consideration payment to former owners	(82)
Cash consideration at purchase, net of cash acquired	$1,000
This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statement of Operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include: (i) changes in fair values of property, plant and equipment, (ii) changes in allocations to intangible assets such as trade names, customer relationships, and goodwill, and (iii) other changes to assets and liabilities.